Sub-Item 77I. Terms of New or Amended Securities

Terms of New or Amended Securities

DREYFUS INVESTMENT FUNDS
-Dreyfus/The Boston Company Emerging Markets Core Equity Fund
-Dreyfus/The Boston Company Large Cap Core Fund
-Dreyfus/The Boston Company Small/Mid Cap Growth Fund
-Dreyfus/Standish Intermediate Tax Exempt Bond Fund
-Dreyfus/The Boston Company Small Cap Growth Fund
-Dreyfus/The Boston Company Small Cap Tax-Sensitive Equity Fund
-Dreyfus/The Boston Company Small Cap Value Fund
-Dreyfus/Newton International Equity Fund

(collectively, the “Funds”)

     At the Board meeting held on April 27-28, 2011, the Board of Trustees of Dreyfus Investment Funds (the “Trust”), on behalf of the Funds, approved a proposal to modify the eligibility requirements of each Fund’s Class I shares. These changes, which became effective on July 15, 2011, were reflected in Post Effective Amendment No. 151 to the Trust’s Registration Statement on Form N-1A, which was filed on Form POS EX with the Securities and Exchange Commission (the “SEC”) on July 15, 2011, if applicable, and/or in a 497 (e) filing, which was filed with the SEC on July 15, 2011.

     In addition, the Board of Trustees of the Trust approved of a proposal to modify the existing front-end sales load waivers applicable to Class A shares of the Funds that offer Class A shares. These changes, which became effective on July 15, 2011, were reflected in Post Effective Amendment No. 151 to the Trust’s Registration Statement on Form N-1A, which was filed on Form POS EX and in a 497 (e) filing, each of which were filed with the SEC on July 15, 2011.